State of Delaware
Secretary of State
Division of Corporations
Delivered 04:46 PM 10/23/2008
FILED 04:46 PM 10/23/2008
SRV 081062594 - 4615603 FILE

CERTIFICATE OF INCORPORATION

OF

Hengyu Liu Corp.

(Pursuant to Section 102 of the Delaware General Corporation Law)

FIRST: The name of this Corporation: Hengyu Liu Corp.

SECOND: The address of its registered office in the State of Delaware is 1811 Silverside Road, Wilmington DE 19810 in the County of New Castle. The name of its registered agent at such address is Vcorp Services, LLC

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is: 50,000,000 shares with $0.0001 par value.

FIFTH: The name and mailing address of the incorporator is Angela McSharry 20 Robert Pitt Drive, Suite 214, Monsey, New York 10952.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this October 23, 2008.

/s/Angela McSharry
Angela McSharry,
Incorporator